Exhibit 99.1

RumbleOn Launches 3.0 with over 18,000 Powersport Vehicles Available

Increases Listings on RumbleOn.com by More Than 25x

Over 130 Powersports Locations Across 33 States Participating in the launch

DALLAS- RumbleOn, Inc (NASDAQ: RMBL), an e-commerce company using innovative technology to aggregate and distribute pre-owned vehicles to and from both consumers and dealers, announced that it launched the newest generation of RumbleOn, RumbleOn.com 3.0, bringing over 18,000 powersport vehicles to consumers nationwide.

Across the country franchise and independent dealerships are looking to RumbleOn.com 3.0 to significantly improve and accelerate their online presence. At the time of the launch there are over 130 powersports locations across 33 states participating.

“The newest generation of RumbleOn is well on its way to being a great success and we are truly excited by the prospects for the future. We are driving quality leads to participating dealers and enhancing the online experience for consumers and dealers alike,” said Marshall Chesrown, Chief Executive Officer. “We have already seen tremendous adoption of this new way for powersports dealers to transact online. The launch of RumbleOn 3.0 has increased overall listings on RumbleOn.com by more than 2,500% and we continue to add listings as we register new dealers who are looking to RumbleOn to drive sales volume. We view this launch as a catalyst for engagement on RumbleOn, enabling us to participate in more transactions across the powersport industry,” concluded Chesrown

“All retailers are looking for new ways to reach customers, and dealers need access to tools and technology to stay competitive in the ‘new normal’ of online transactions. RumbleOn uses it's vast Powersports e-commerce experience and data intelligence to optimize the buyer's journey with hyper-personalization driven by data and machine learning. Dealers around the country are choosing RumbleOn’s technology solutions to lead their transformation to transact digitally. Further, we are excited to have the RideNow Powersports group join the launch. A highly successful and innovative organization representing 46 dealerships across the nation is certainly validation of the platform that RumbleOn has built. We are clearly an incremental sales volume opportunity for every dealer large or small, regardless of their geographic location,” said RumbleOn’s Chief Operating Officer Peter Levy.

“We are excited to be part of this game changing launch and look forward to working with the entire RumbleOn team to expand our online capabilities and visibility worldwide. We look forward to listing our entire catalogue of new and used inventory with RumbleOn.com and the incremental leads, potential sales volume and advanced capabilities their site will bring,” said Mark Tkach, CEO of RideNow Powersports.

About RumbleOn

Founded in 2017, RumbleOn (NASDAQ: RMBL) is an e-commerce company using innovative technology to aggregate and distribute pre-owned automotive and powersport vehicles to and from both consumers and dealers, 100% online. RumbleOn is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform, and consumers with an efficient, timely and transparent transaction experience, without leaving home. Whether buying, selling, trading or financing a vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note Regarding Forward Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on RumbleOn’s expectations as of the date of this report and speak only as of the date of this report and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in RumbleOn’s SEC filings, as may be updated and amended from time to time. RumbleOn undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Dylan Solomon
investors@rumbleon.com

Source: RumbleOn, Inc